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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                               (AMENDMENT NO. 1)(1)


                      BROCADE COMMUNICATIONS SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   111621-10-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             / / Rule 13d-1(b)

             / / Rule 13d-1(c)

             /X/ Rule 13d-1(d)


---------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

           The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 111621-10-8                   13G             Page 2 of 7 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               CROSSPOINT VENTURE PARTNERS 1993 L.P., A CALIFORNIA LIMITED
               PARTNERSHIP (TAX ID NUMBER: 77-0326799)
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                    (a) / /         (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  NUMBER OF            5       SOLE VOTING POWER                               0
   SHARES              ---------------------------------------------------------
BENEFICIALLY           6       SHARED VOTING POWER                             0
  OWNED BY             ---------------------------------------------------------
    EACH               7       SOLE DISPOSITIVE POWER                          0
 REPORTING             ---------------------------------------------------------
PERSON WITH            8       SHARED DISPOSITIVE POWER                        0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    0
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*      / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 111621-10-8                  13G               Page 3 of 7 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 CROSSPOINT ASSOCIATES 1993, L.P., A CALIFORNIA LIMITED PARTNERSHIP (TAX ID NUMBER: 77-0326798)
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                   (a) / /         (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
 NUMBER OF                     5       SOLE VOTING POWER                 0
  SHARES                       -------------------------------------------------
BENEFICIALLY                   6       SHARED VOTING POWER               0
 OWNED BY                      -------------------------------------------------
   EACH                        7       SOLE DISPOSITIVE POWER            0
 REPORTING                     -------------------------------------------------
PERSON WITH                    8       SHARED DISPOSITIVE POWER          0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON                                                    0
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                         / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           0
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 111621-10-8                  13G                  Page 4 of 7 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      SETH NEIMAN
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                    (a) / /         (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES
--------------------------------------------------------------------------------
                      5  SOLE VOTING POWER
                         60,000 shares held through vested options.
 NUMBER OF
  SHARES              ----------------------------------------------------------
BENEFICIALLY          6  SHARED VOTING POWER                                   0
 OWNED BY
   EACH               ----------------------------------------------------------
 REPORTING            7  SOLE DISPOSITIVE POWER
PERSON WITH              60,000 shares held through vested options.
                      ----------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER                              0

--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON                                                     60,000
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              0.0%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 5 of 7 Pages


       ITEM 1(a)         NAME OF ISSUER:

                         Brocade Communications

       ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         1745 Technology Drive, San Jose, CA 95110

     ITEM 2(a)-(c)       NAME OF PERSON FILING:

                         This amended statement is being filed by Crosspoint Venture Partners 1993, L.P., whose principal business address is 2925 Woodside Road, Woodside, CA 94062. Seth Neiman, a manager of Crosspoint Venture Partners 1993, L.P., whose principal business address is 2925 Woodside Road, Woodside, CA 94062, is a United States citizen. Crosspoint Associates 1993, L.P., is the general partner of Crosspoint Venture Partners 1993, L.P.

       ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                         Common Stock

       ITEM 2(e)         CUSIP NUMBER:

                         111621-10-8

        ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                         Not Applicable

        ITEM 4.          OWNERSHIP.

                         Not Applicable

        ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                         This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of Brocade Communications.

        ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                         ANOTHER PERSON.

                         Not Applicable

        ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                         Not Applicable

        ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                         GROUP.

                         Not Applicable

        ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                         Not Applicable

       ITEM 10.          CERTIFICATION.

                         Not Applicable


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                                                               Page 6 of 7 Pages

                                     SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:        February 13, 2001


SETH NEIMAN                                                                  CROSSPOINT ASSOCIATES 1993, L.P., A
                                                                             CALIFORNIA LIMITED PARTNERSHIP


Signature:         /s/ Seth Neiman                                           Signature:       /s/ Seth Neiman
                  -----------------------------------------------------                       --------------------------------------
                  Seth Neiman                                                                Seth Neiman, a Partner

                                                                             CROSSPOINT VENTURE PARTNERS 1993, L.P., A CALIFORNIA
                                                                             LIMITED PARTNERSHIP

                                                                             By:  Crosspoint Associates 1993, L.P., a California
                                                                             Limited Partnership,
                                                                             its General Partner

                                                                             By:     /s/ Seth Neiman
                                                                                     -----------------------------------------------
                                                                                     Seth Neiman, a Partner


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                                                               Page 7 of 7 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

           The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares Brocade Communications Systems, Inc. held by Crosspoint Venture Partners 1993, L.P.
a California limited partnership, and with respect to the general partner, such other holdings as may be reported therein.

Date:        February 13, 2001


SETH NEIMAN                                                                  CROSSPOINT ASSOCIATES 1993, L.P., a
                                                                             California Limited Partnership

Signature:         /s/ Seth Neiman                                           Signature:       /s/ Seth Neiman
                  -----------------------------------------------------                      ---------------------------------------
                  Seth Neiman                                                                Seth Neiman, a Partner


                                                                             CROSSPOINT VENTURE PARTNERS 1993, L.P., a California
                                                                             limited partnership
                                                                             By:  Crosspoint Associates 1993, L.P., a California
                                                                             Limited Partnership,
                                                                             its General Partner

                                                                             By:     /s/ Seth Neiman
                                                                                     -----------------------------------------------
                                                                                     Seth Neiman, a Partner
